Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-283280), the Registration Statements on Form S-3 (File Nos. 333-278380, 333-278378, 333-254862 and 333-238299) and the Registration Statements on Form S-8 (File Nos. 333-264020, 333-266699, 333-254864, 333-237473, 333-230802, 333-226904, 333-211697, 333-204007, and 333-198126) of Daré Bioscience, Inc. (the "Company") of our report dated March 31, 2025, relating to the consolidated financial statements as of December 31, 2024 and 2023 and for each of the years in the two-year period then ended (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), which appear in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

/s/ Haskell & White, LLP
HASKELL & WHITE LLP

Irvine, California
March 31, 2025